UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 1, 2008
Belden Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-12561	36-3601505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7701 Forsyth Boulevard, Suite 800
St. Louis, Missouri 63105
(Address of Principal Executive Offices, including Zip Code)
(314) 854-8000
(Registrant’s telephone number, including area code)
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES
EXHIBIT INDEX
10.1 Amended and Restated Executive Employment Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective April 1, 2008, John Stroup, the President and Chief Executive Officer of Belden Inc. (the “Company”), has entered into an Amended and Restated Executive Employment Agreement (the “Amended Agreement”) with the Company. The Amended Agreement amends and restates Mr. Stroup’s original Executive Employment Agreement, dated September 26, 2005.
     The Amended Agreement, among other things, extends Mr. Stroup’s employment agreement to October 2011 with annual extentions thereafter unless prior notice is given by either party; increases his annual base salary to $700,000; and grants him a retention stock option award (“Options”) having a grant date value of approximately $3 million. The Options vest on February 21, 2013, subject to acceleration upon certain events, and were granted at the closing price of Belden shares on the grant date (April 1, 2008). Under the Amended Agreement, Mr. Stroup will continue to be entitled to participate in the Company’s annual cash incentive plan (at an annual target cash incentive of at least 130% of his base salary) and in the Company’s long-term incentive plan. The agreement is included in this Form 8-K as Exhibit 10.1 and is incorporated herein by reference; it should be read in its entirety for a complete description of Mr. Stroup’s employment terms.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits.
     10.1 Amended and Restated Executive Employment Agreement.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELDEN INC.
Date: April 7, 2008	By:	/s/ Kevin Bloomfield
Kevin Bloomfield

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